Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES TOM VADAKETH WILL JOIN
BAUSCH PHARMA* AS CHIEF FINANCIAL OFFICER

LAVAL, Quebec, Oct. 21, 2021 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) today announced that Tom Vadaketh will join the Company as Chief Financial Officer (CFO) for its Bausch Pharma* business effective Jan. 3, 2022. Sam Eldessouky, current CFO of the Company, will become CFO of Bausch + Lomb contingent and effective upon the closing of the initial public offering (IPO) of Bausch + Lomb, and at that time, Mr. Vadaketh will assume the role of CFO of Bausch Pharma.

Mr. Vadaketh has more than 30 years of financial leadership and experience, including nearly 10 years in CFO roles at eResearch Technology Inc., Cambrex Corporation and the Crosby Group, a KKR Company. He also previously spent more than 20 years at Tyco International and Procter & Gamble.

“We are very pleased that Tom will join the leadership team of Bausch Pharma as our CFO. Tom brings a wealth of experience, having served as a CFO at multiple companies and with a strong background in financial management that spans more than 30 years,” said Thomas J. Appio, president, Bausch + Lomb/International, and the appointed chief executive officer of Bausch Pharma contingent and effective upon the closing of the IPO of Bausch + Lomb. “Tom will play a critical role in helping to shape the future of the Bausch Pharma business when he joins the company in January 2022.”

“I am excited to join Bausch Pharma, which has a well-known reputation for trusted brands in health care,” said Mr. Vadaketh. “I look forward to working with Sam and the Finance team as the Company continues to prepare for its future, including completing the IPO of the Bausch + Lomb eye health business.”

About Tom Vadaketh
Effective Jan. 3, 2022, Mr. Vadaketh will join the Company from his current role at eResearch Technology Inc., a global company specializing in clinical services, where he has served as executive vice president and CFO since 2018 with responsibility for the Finance function, including controllership, treasury, taxation and financial planning. Prior to that, he was executive vice president and CFO of Cambrex Corporation and CFO of The Crosby Group, a KKR company. Additionally, he spent more than 20 years at Tyco International and Procter & Gamble, where he held several roles of increasing responsibility. Mr. Vadaketh received his degree from the Institute of Chartered Accountants in England and Wales (ACA) and an MBA from Manchester Business School. He is a Certified Public Accountant.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

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Forward-looking Statements
This news release may contain forward-looking statements, which may generally be identified by the use of the words “contingent,” “anticipates,”, “hopes”, “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to the IPO transaction not being timely completed, if completed at all, including due to unfavorable market or other conditions; risks related to the receipt of (or failure to receive) the regulatory approvals required in connection with the IPO transaction and the timing of receipt of such approvals; the possibility that the other approvals for or conditions to the transaction are not received or satisfied on a timely basis or at all; changes in the anticipated timing for closing the IPO transaction. In particular, Bausch Health can offer no assurance that any IPO will occur at all, or that any such transaction will occur on the timelines anticipated by Bausch Health. In addition, the risks and uncertainties discussed in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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*Bausch Health is referred to as “Bausch Pharma” and will assume a new name upon the separation of the company’s eye health business, Bausch + Lomb.

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